UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 3, 2014 (July 3, 2014)

MEMORIAL PRODUCTION PARTNERS LP

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35364	90-0726667
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney, Suite 2100 Houston, Texas	77010 (Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (713) 588-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2014, Memorial Production Partners LP (the “Partnership”) announced that the Board of Directors of Memorial Production Partners GP LLC (the “Company”), the general partner of the Partnership, appointed Robert L. Stillwell, Jr. to serve as Vice President, Finance of the Company effective July 3, 2014. Andrew J. Cozby resigned as Vice President and Chief Financial Officer of the Company effective July 3, 2014.

Mr. Stillwell, who is 37, joined Memorial Resource Development LLC, which was an affiliate of the Partnership, as Treasurer in June 2012. From January 2011 to June 2012, Mr. Stillwell was an investment banker at Citigroup in the Global Energy Group where he focused on the upstream sector and worked on the initial public offering of the Partnership. From June 2010 to December 2010 and from July 2007 to June 2010, he worked in investment banking with UBS and Scotia Waterous, respectively. Mr. Stillwell began his career in the corporate finance group of EXCO Resources, Inc.

The Company has not entered into any material contract, plan or arrangement with Mr. Stillwell and has not made any grants or awards to Mr. Stillwell in connection with his appointment. Mr. Stillwell does not have any family relationships with any director, executive officer, or any person nominated to become a director or executive officer, of the Company, and there are no arrangements or understandings between Mr. Stillwell and any other person pursuant to which Mr. Stillwell was appointed to serve as Vice President, Finance.

In May 2014, Mr. Stillwell was granted 11,176 restricted common units of the Partnership (the “Restricted Units”) pursuant to the Company’s Long-Term Incentive Plan. The grant date fair value of the Restricted Units, calculated by multiplying the number of the Restricted Units by the closing price of the Partnership’s common units on the date of grant, was approximately $250,000. The grant of the Restricted Units to Mr. Stillwell was made pursuant to a Restricted Unit Agreement on May 30, 2014. The Restricted Units vest, and the forfeiture restrictions with respect thereto will lapse, in substantially equal one-third (1/3) increments on each of May 30, 2015, May 30, 2016 and May 30, 2017, so long as Mr. Stillwell remains continuously employed by the Company and its affiliates. In June 2014, in connection with the initial public offering of Memorial Resource Development Corp. (the “Corporation”), which became the owner of the Company in connection with the Corporation’s initial public offering, Mr. Stillwell was granted an approximate $1.0 million bonus in the form of a restricted stock award of 52,632 shares of the Corporation. The restricted stock award will vest ratably on a four-year annual vesting schedule from the date of the grant. In June 2014, Mr. Stillwell was also granted incentive units in MRD Holdco LLC (“MRD Holdco”), which owns (i) approximately 52% of the outstanding shares of common stock of the Corporation and (ii) all of the subordinated units of the Partnership. The incentive units vest ratably over a three-year period, although vesting will be fully-accelerated upon the occurrence of an event which results in Natural Gas Partners VIII, L.P., Natural Gas Partners IX, L.P. and NGP IX Offshore Holdings, L.P. (collectively, the “Funds,” which collectively own MRD Holdco and indirectly own 50% of the Partnership’s incentive distribution rights) no longer owning a majority of the interests in, or possessing the right to appoint a majority of, the board of managers of MRD Holdco. The incentive units are generally similar to the incentive units granted to the executive officers of the Company in June 2012. The incentive units in MRD Holdco were granted to Mr. Stillwell to provide him with the opportunity to benefit from the potential growth of MRD Holdco’s operations and business. A payout on the incentive units will occur only if, and then after, a specified level of cumulative cash distributions has been received by the Funds. Once this cumulative cash distributions threshold is reached, all of the incentive unit holders will collectively share 10% of all further cash distributions made by MRD Holdco to its members.

Item 7.01.	Regulation FD Disclosure.

On July 3, 2014, the Partnership issued a press release announcing that Robert L. Stillwell, Jr. has been appointed to serve as Vice President, Finance of the Company. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01, including the attached Exhibit 99.1, is being “furnished” pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Partnership filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

99.1	Press release dated July 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMORIAL PRODUCTION PARTNERS LP

	By:	Memorial Production Partners GP LLC, its general partner

Date: July 3, 2014	By:	/s/ Kyle N. Roane
Kyle N. Roane
Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated July 3, 2014